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                                   EXHIBIT 12

                        DIMON CORPORATED AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES

Years Ended June 30, 2001, 2000, 1999, 1998 and 1997
Quarters Ended September 30, 2001 and 2000


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                                              Quarter     Quarter      Year         Year        Year       Year        Year
                                              Ended       Ended       Ended         Ended      Ended       Ended       Ended
                                              30-Sep      30-Sep      30-Jun       30-Jun      30-Jun      30-Jun      30-Jun
                                               2001        2000        2001         2000        1999        1998        1997
Pretax income from continuing opertations      5,490      (2,586)     34,540       23,352     (37,289)     55,989      116,105
Distributed income of equity investees             -           -         223        4,041       7,039       1,575        1,741
Fixed charges                                 12,198      15,354      57,112       62,847      70,625      87,523       53,440
Earnings                                      17,688      12,768      91,875       90,240      40,375     145,087      171,286

Interest                                      11,822      15,053      55,908       60,069      68,897      86,580       52,222
Amortization charges and other                   376         301       1,204        2,778       1,728         943        1,218

Fixed Charges                                 12,198      15,354      57,112       62,847      70,625      87,523       53,440

Ratio of Earnings to Fixed Charges              1.45         n/a        1.61         1.44         n/a        1.66         3.21
Fixed Charges in Excess of Earnings              n/a       2,586         n/a          n/a      30,250         n/a          n/a
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